PLEASE NOTE: THE BELOW TEXT OF THE DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THIS DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.

Report #10122010-3	Summary

Basis for appraisal	Pursuant to agreement to conduct an appraisal No. 19082010/61 dated August 19, 2010 between OJSC Uralkali (the “Client”) and OOO Financial Consulting Group (the “Provider”) the Provider undertakes to provide services to the Client for the appraisal of:

• One share of OJSC Uralkali as at December 1, 2010

Date of appraisal	Appraisal as at December 1, 2010. The appraiser did not take into account any circumstances after the date of the appraisal

Subject of appraisal	Subject of appraisal:

• One share of OJSC Uralkali

Type of value determined	Market value

Purpose of appraisal	Determination of market value of one share of OJSC Uralkali as at December 1, 2010 for the purposes of the mandatory buyout of company shares from shareholders that voted against or abstained from voting on the matter of reorganization

Results of appraisal	Based on the results of the analysis of OJSC Uralkali, using generally accepted appraisal methods, the market value of the subject of the appraisal as at the date of the appraisal amounted to 203.37 (two hundred three rubles thirty-seven kopecks)

Artem Sitnikov
Appraiser, FCG	[signature]
[seal of Financial Consulting Group]
Alexander Minkin
General Director	[signature]

2